As filed with the Securities and Exchange Commission on May 7, 2010
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WellCare Health Plans, Inc.
(Exact name of registrant as specified in its charter)

Delaware	47-0937650
(State or other jurisdiction of incorporation	(I.R.S. Employer
organization)	Identification No.)

8725 Henderson Road, Renaissance One
Tampa, Florida	33634
(Address of Principal Executive Offices)	(Zip Code)

WELLCARE HEALTH PLANS, INC. 2004 EQUITY INCENTIVE PLAN
(Full title of plan)

Timothy S. Susanin
Senior Vice President and General Counsel
WellCare Health Plans, Inc.
8725 Henderson Road, Renaissance One
Tampa, Florida  33634
(Name and address of agent for service)

(813) 290-6200
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☑	Accelerated filer 
Non-accelerated filer  (Do not check if a smaller reporting company)	Smaller reporting company 

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.01 per share	1,200,000(2)	$27.33(3)	$32,796,000(3)	$2,338.35

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover such indeterminate number of additional shares of common stock as may be issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or similar transactions.

(2)
Represents 1,200,000 shares of common stock issuable upon the exercise of stock options, stock appreciation rights, restricted stock or units, performance shares or units and other stock-based awards granted or to be granted under the WellCare Health Plans, Inc. 2004 Equity Incentive Plan.

(3)
Estimated solely for the purpose of determining the amount of the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act based on the average of the high and low prices of the Company’s common stock on the New York Stock Exchange on May 6, 2010.

Explanatory Note

This Registration Statement on Form S-8 is intended to register an aggregate of 1,200,000 additional shares of common stock, par value $0.01 per share (the “common stock”), to be issued by WellCare Health Plans, Inc., a Delaware corporation (the “Company” or “WellCare”), under the WellCare Health Plans, Inc. 2004 Equity Incentive Plan (the “Plan”).  The contents of the following Registration Statements on Form S-8 are incorporated by reference herein:

•
Registration Statement on Form S-8, File No. 333-120257, as filed with the U.S. Securities and Exchange Commission (the “Commission”) on November 5, 2004 (including the post-effective amendment thereto filed with the Commission on November 24, 2004);

•	Registration Statement on Form S-8, File No. 333-131908, as filed with the Commission on February 16, 2006;
•	Registration Statement on Form S-8, File No. 333-140753, as filed with the Commission on February 16, 2007; and
•	Registration Statement on Form S-8, File No. 333-160275, as filed with the Commission on June 26, 2009.

Pursuant to the terms of the Plan, on January 1 of each calendar year, the number of shares of common stock authorized to be issued by the Company under the Plan automatically increases by an amount equal to the lesser of (i) three percent (3%) of the common stock outstanding on that date or (ii) 1,200,000 shares of common stock.  As of January 1, 2010, 1,200,000 shares was less than 3% of the common stock outstanding. Accordingly, the Company is hereby registering 1,200,000 additional shares of common stock to be issued under the Plan, representing the automatic increase of 1,200,000 shares of common stock on January 1, 2010.

After giving effect to the increase of 1,200,000 shares hereunder, an aggregate of 10,671,372 shares of common stock will have been registered for issuance under the Plan.  Including the 1,200,000 shares being registered hereunder, as of March 31, 2010, 5,639,820 shares of common stock were available for future awards under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to participants in the Plan, as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).  In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act.  These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

        The following documents or designated portions thereof are incorporated by reference in this Registration Statement:

•	The Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed by WellCare Health Plans, Inc. (the “Company” or “WellCare”) on February 18, 2010 (the “2009 10-K”);
•	The Quarterly Report on Form 10-Q for the three months ended March 31, 2010 filed by the Company on May 6, 2010
•
Current Reports on Form 8-K filed by the Company on February 2, 2010, February 16, 2010, March 11, 2010, April 5, 2010, April 23, 2010 (as amended May 6, 2010), May 4, 2010, May 5, 2010 and May 7, 2010; and

•
The description of the Company’s common stock contained in the section entitled “Description of Capital Stock” in the Prospectus contained in the Company’s Registration Statement on Form S-1 (File No. 33-112829) originally filed with the Commission on February 13, 2004.

        All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registrations Statement but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold, or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents, except that the Company is not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.  Indemnification of Directors and Officers.

DCGL

Section 145 of the Delaware General Corporation Law, or DGCL, provides, in effect, that any person made a party to any action by reason of the fact that he is or was a director, officer, associate or agent of WellCare may and, in certain cases, must be indemnified by WellCare against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys’ fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorneys’ fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of WellCare. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the director, officer, associate or agent is liable to WellCare, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses, and, in a non-derivative action, to any criminal proceeding in which such person had reasonable cause to believe his conduct was unlawful.

Amended and Restated Certificate of Incorporation

Article 6 of WellCare’s amended and restated certificate of incorporation, as amended, provides that no director of WellCare shall be liable to WellCare or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL. Article 7 of WellCare’s amended and restated certificate of incorporation, as amended, also provides that WellCare shall indemnify to the fullest extent permitted by Delaware law any and all of its directors and officers, or former directors and officers, or any person who may have served at WellCare’s request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise.

Indemnification Agreements

WellCare has entered into indemnification agreements with each director and certain officers of WellCare, including WellCare’s form of indemnification agreement attached as Exhibit 10.24 to WellCare’s amended Registration Statement on Form S-1 filed with the Commission on June 8, 2004 (the “2004 Agreement”) and the Company’s form of indemnification agreement attached as Exhibit 10.1 to WellCare’s Current Report on Form 8-K filed on May 14, 2009 (the “2009 Agreement”, and together with the 2004 Agreement, the “Indemnification Agreements”).  To the extent that an indemnitee executes a subsequent indemnification agreement with WellCare and the previous indemnification agreement remains in full force and effect, the previous indemnification agreement will govern the indemnification rights and obligations of the indemnitee and WellCare with respect to proceedings (as defined in the agreement) that arose or may arise from actual or alleged events, occurrences, acts or omissions occurring prior to the effective date of the subsequent indemnification agreement.

Pursuant to the Indemnification Agreements, WellCare generally is required to, among other things, indemnify the indemnittee against losses and expenses incurred in connection with certain proceedings that relate to the indemnitee’s status as an officer or director of WellCare.  Additionally, if an indemnitee is involved in certain proceedings as a result of his or her status as an officer or director of WellCare, WellCare is required to advance the indemnitee’s reasonable expenses incurred in connection with the proceeding.  Pursuant to the Indemnification Agreements, there are certain exceptions to WellCare’s obligations to indemnify the indemnitee and/or advance his or her expenses.

The above discussion of the Company’s amended and restated certificate of incorporation, Indemnification Agreements and Section 145 of the DGCL is not intended to be exhaustive and is respectively qualified in its entirety by such amended and restated certificate of incorporation, Indemnification Agreements and Section 145 of the DGCL.

Insurance Policies

WellCare also maintains insurance coverage for its directors and officers with respect to certain liabilities incurred in their capacities as such and for WellCare with respect to any payments which it becomes obligated to make to such persons under the foregoing charter and statutory provisions.

Item 8.  Exhibits

       The Exhibits to this registration statement are listed on the exhibit index, which appears elsewhere herein, and are incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this Item 9 do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on May 7, 2010.

WellCare Health Plans, Inc.

By:	/s/ Thomas L. Tran
Thomas L. Tran Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints each of Alec Cunningham and Thomas L. Tran, with full power to act without the other, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including post-effective amendments) to this Registration Statement, to file the same, together with all exhibits thereto and other documents in connection therewith, with the Commission, to sign any and all applications, registration statements, notices and other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with all other documents in connection therewith, with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents or any of them, or their or his substitutes or substitute, full power and authority to perform and do each and every act and thing necessary and advisable as fully to all intents and purposes as he might or could perform and do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons as of May 7, 2010 in the capacities indicated.

Signature	Title

/s/ Alec Cunningham	Chief Executive Officer
Alec Cunningham	(Principal Executive Officer)

/s/ Thomas L. Tran	Senior Vice President, Chief Financial Officer
Thomas L. Tran	(Principal Financial Officer)

/s/ Maurice S. Hebert	Chief Accounting Officer
Maurice S. Hebert	(Principal Accounting Officer)

/s/ Charles G. Berg	Director
Charles G. Berg

/s/ David J. Gallitano	Director
David J. Gallitano

/s/ D. Robert Graham	Director
D. Robert Graham

/s/ Kevin F. Hickey	Director
Kevin F. Hickey

Director
Alif A. Hourani

/s/ Christian P. Michalik	Director
Christian P. Michalik

Director
Neal Moszkowski

/s/ Glenn D. Steele	Director
Glenn D. Steele

Director
William L. Trubeck

Director
Paul E. Weaver

EXHIBIT INDEX

		INCORPORATED BY REFERENCE
Exhibit Number	Description	Form	Filing Date with SEC	Exhibit Number
3.1	Amended and Restated Certificate of Incorporation	10-Q	August 13, 2004	3.1
3.1.1	Amendment to Amended and Restated Certificate of Incorporation	10-Q	November 4, 2009	3.1.1
3.2	Second Amended and Restated Bylaws	8-K	May 5, 2010	3.2
4.1	Specimen common stock certificate	S-1/A	June 29, 2004	4.1
5.1	Opinion of Sullivan & Cromwell LLP regarding legality (filed herewith)
10.1	2004 Equity Incentive Plan	10-Q	August 13, 2004	10.4
23.1	Consent of Independent Registered Public Accounting Firm (filed herewith)
23.2	Consent of Sullivan & Cromwell LLP (included in Exhibit 5.1 hereto)
24.1	Power of Attorney (included on signature page hereto)